Exhibit 1.1

EXECUTION VERSION

FIRST AMENDMENT

TO

DEALER-MANAGER AGREEMENT

As of January 17, 2020

Advisory Group Equity Services, Ltd.

doing business as RHK Capital

As Dealer-Manager

88 Post Road West, 3rd floor

Westport, CT 06880

Ladies and Gentlemen:

The following will confirm our agreement to amend Section 2(a) of the Dealer-Manager Agreement, dated as of November 15, 2019, between the undersigned (the “Original Agreement”), to provide that the “Standby Placement Period” shall mean the period beginning on December 20, 2019 and ending on November 18, 2020 and to provide that the term this “Agreement” shall mean the Original Agreement as amended hereby and as the same may be amended in the future from time to time.

This amendment shall become effective upon the date first written above. Except as expressly set forth herein, the Original Agreement shall continue in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved. Notwithstanding the foregoing, in the event of any conflict between the terms of this amendment and the terms of the Original Agreement, the terms of this amendment shall control.

This amendment shall be deemed to have been executed and delivered in New York and this amendment shall be governed as to validity, interpretation, construction, effect, and in all other respects by the laws of the State of New York, without regard to the conflicts of laws principals thereof (other than Section 5-1401 of The New York General Obligations Law).

This amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of a signed counterpart of this amendment by facsimile or other electronic transmission (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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If the foregoing correctly sets forth your understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

REAL GOODS SOLAR, INC.

By: /s/ Dennis Lacey
Name: Dennis Lacey
Title: CEO

Accepted and agreed as of the date first written above:

ADVISORY GROUP EQUITY SERVICES, LTD.

   doing business as RHK Capital

By: /s/ Richard Kreger

Name: Richard H. Kreger

Title: Senior Managing Director